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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3 )*


                         FLEXTRONICS INTERNATIONAL LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 ORDINARY SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   Y2573F 10 2
                        --------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.   Y2573F 10 2           SCHEDULE 13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          RICHARD L. SHARP
          ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
                               704,769 SHARES OF WHICH 39,250 SHARES ARE
                               SUBJECT TO OPTIONS THAT ARE EXCERCISABLE WITHIN
                               60 DAYS OF FEBRUARY 15, 1998.
  NUMBER OF           --------------------------------------------------------
   SHARES              (6)     SHARED VOTING POWER
  OWNED BY                     225,000 SHARES ARE BENEFICIALLY OWNED BY BETHANY
    EACH                       LIMITED PARTNERSHIP OF WHICH MR. SHARP IS THE
  REPORTING                    GENERAL PARTNER.
    PERSON            --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   704,769 SHARES OF WHICH 39,250 SHARES ARE
                               SUBJECT TO OPTIONS THAT ARE EXCERCISABLE WITHIN
                               60 DAYS OF FEBRUARY 15, 1998.
                      --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               225,000 SHARES ARE BENEFICIALLY OWNED BY BETHANY
                               LIMITED PARTNERSHIP OF WHICH MR. SHARP IS THE
                               GENERAL PARTNER.
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          929,769
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.8%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------






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                                                                     Page 3 of 5

ITEM 1.

   (a)    Name of Issuer:

          Flextronics International Ltd.

   (b)    Address of Issuer's Principal Executive Offices:

          514 Chai Chee Lane #04-13
          Bedok Industrial Estate
          Singapore 1646

ITEM 2.

   (a)    Name of Person Filing:

          Richard L. Sharp

   (b)    Address of Principal Business Office:

          c/o Circuit City Stores
          9950 Mayland Drive
          Richmond, Virginia  23233

   (c)    Citizenship:

          United States

   (d)    Title of Class of Securities:

          Ordinary Shares

   (e)    CUSIP Number:

          Y2573F 10 2

ITEM 3.

          Not applicable.

ITEM 4.   OWNERSHIP.

   (a)    Amount Beneficially Owned:929,769 ORDINARY SHARES

   (b)    Percent of Class: 4.8%

   (c)    Number of shares as to which such person has:

          (i) sole power to vote or direct the vote: 704,769

          (ii) shared power to vote or direct the vote: 225,000

          (iii) sole power to dispose or to direct the disposition of: 704,769

          (iv) shared power to dispose or to direct the disposition of: 225,000

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                                                                     Page 4 of 5



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          The Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities [ X ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




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                                                                     Page 5 of 5


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1998

                                By: /s/ Richard L. Sharp
                                    --------------------------------------------
                                    Richard L. Sharp